Exhibit 24

POWER OF ATTORNEY

I, Robert G. Sabelhaus, hereby authorize each Robert F. Price, Thomas C. Merchant and Erin L. Clark, acting individually, to execute and file on my behalf with the U.S. Securities and Exchange Commission one or more reports on Form 4 or Form 5 to reflect any changes in my beneficial ownership of Legg Mason, Inc. Common Stock (including derivative securities), and report any transactions resulting in such changes, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the related rules thereunder at any time and from time to time during the three year period ended September 30, 2006.

/s/ Robert G. Sabelhaus
 Robert G. Sabelhaus

Date: 10/13/03